                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


    Filed pursuant to Section16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person

CRANDALL                              JOHN
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  (Last)                             (First)                         (Middle)

C/O MACK-CALI REALTY CORPORATION             11 COMMERCE DRIVE
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                                                 (Street)

                                CRANFORD, NJ 07016
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  (City)                             (State)                          (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

12/11/97
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3. IRS Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

MACK-CALI REALTY CORPORATION (CLI)
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5. Relationship of Reporting Person to Issuer:
       (Check all applicable)


                  Director                         10% Owner
           -----                           ------

             X    Officer (give                    Other (Specify
           -----           title below)    ------         below)

                            VICE PRESIDENT
                   ----------------------------------

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6. If Amendment, Date of Original   (Month/Day/Year)


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7. Individual or Joint/Group Filing  (Check Applicable Line)

  X   Form filed by One Reporting Person
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      Form filed by More than One Reporting Person
-----
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                                      Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
--------------------------    ---------------------------      -----------------        ------------------------------------------

COMMON STOCK                   500                              D (1)
--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                  (Print or Type Responses)


                                                                         (Over)
                                                                SEC 1473 (8-92)

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

FORM 3 (continued)


        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
                                     cisable and     Underlying Derivative Security     or Exercise     Form of         Indirect
                                     Expiration     (Instr. 4)                          Price of        Derivative      Beneficial
                                     Date                                               Derivative      Security:       Ownership
                                    (Month Day                                          Security        Direct (D)     (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                    (Instr. 5)
                                  Exer-   tion                               or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------
EMPLOYEE STOCK OPTIONS
(RIGHT TO BUY)                     (2)    4/20/05  COMMON STOCK               6,670 $17.25           D
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------
EMPLOYEE STOCK OPTIONS
(RIGHT TO BUY)                     (3)    3/05/06  COMMON STOCK              10,800 $21.50           D
-------------------------------   ------  -------  ------------------------  ------ --------------- --------------- -------------
EMPLOYEE STOCK OPTIONS
(RIGHT TO BUY)                     (4)    4/07/07  COMMON STOCK               8,000 $30.75           D
-------------------------------   ------ --------  ------------------------  ------ --------------- --------------- -------------
EMPLOYEE STOCK OPTIONS
(RIGHT TO BUY)                     (4)   12/12/07  COMMON STOCK              43,674 $38.75           D
-------------------------------   ------ --------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------ --------  ------------------------  ------ --------------- --------------- -------------

Explanation of Responses:
(1) The reporting person owns these securities in joint tenancy with his wife.
(2) 4,447 of the options have vested and the remaining options will vest on December 31, 1997.
(3) 2,160 of the options have vested and the remaining options vest in four equal annual installments on December 31 of 1997 to 2001.
(4) The options vest in five equal annual installments beginning on December 31, 1997.

                                  /s/ John Crandall                 12/22/97
                              _______________________________    ______________
                              **Signature of Reporting Person         Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 10011 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.